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Exhibit 3.4

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
DRS TECHNOLOGIES, INC.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

        DRS Technologies, Inc., a Delaware corporation (hereinafter called the "Corporation"), does hereby certify as follows:

        FIRST: Article FOURTH, Section (a) of the Corporation's Amended and Restated Certificate of Incorporation, as amended, is hereby amended to read as set forth below:

        (a)   The aggregate number of shares of capital stock which the corporation is authorized to issue is 52,000,000 consisting of 50,000,000 shares of Common Stock each having a par value of $0.01 per share and 2,000,000 shares of Preferred Stock each having a par value of $10.00 per share.

        SECOND: The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, DRS Technologies, Inc. has caused this Certificate to be duly executed in its corporate name this 22nd day of January 2004.

DRS TECHNOLOGIES, INC.
By:	/s/ NINA LASERSON DUNN Nina Laserson Dunn Executive Vice President, General Counsel and Secretary

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CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION DRS TECHNOLOGIES, INC.